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                                                                 Exhibit (a)(1)

                       DAVIDSON INCOME REAL ESTATE, L.P.
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222

                               September 30, 1999

Dear Limited Partner:

         We understand that you will receive from ERP Operating Limited Partnership an offer to purchase up to 26,766 limited partnership units at $385 per unit of Davidson Income Real Estate, L.P. (the "Partnership"). Further, we understand that you are to receive a Supplement, dated September 30, 1999, from AIMCO Properties, L.P. which increases its offer price for any and all units of the Partnership to $390 per unit.

         The Partnership, through its general partner, Davidson Diversified Properties, Inc. (the "General Partner"), is required by the rules of the Securities and Exchange Commission to make a recommendation whether you should accept or reject such offers, or whether the Partnership is remaining neutral with respect to such offers. The General Partner is not making any recommendation with respect to any offer for the reason set forth under "The Offer-Section 10. Position of Your General Partner of Your Partnership with Respect to the Offer" in the Offer to Purchase, dated July 30, 1999, of AIMCO Properties, L.P., which was previously sent to you. However, it should be noted that the amended offer of AIMCO Properties, L.P. is at the highest price of the two offers. If you wish to sell your units for cash, you should do so at the highest price.

         Please note that the General Partner is an affiliate of AIMCO Properties, L.P.

         If you have any questions or would like further information about other possible opportunities to sell your units, please contract River Oaks Partnership Services, Inc. at (888) 349-2005.

                                   DAVIDSON DIVERSIFIED PROPERTIES, INC.
                                   General Partner


                                   By:      /s/ Patrick J. Foye
                                            ------------------------
                                            Patrick J. Foye
                                            Executive Vice President



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